Exhibit 23.2

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

February 1, 2017

Ladies and Gentlemen,

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of Smart Sand, Inc. and the related prospectus that is a part thereof (the “Registration Statement”). We hereby further consent to (i) the use in such Registration Statement of information contained in our reports setting forth the estimates of reserves of Smart Sand, Inc. as of June 30, 2016 (relating to reserves at the Oakdale facility) and August 26, 2014 (relating to reserves at the Hixon facility) and (ii) the reference to us under the heading “Experts” in such Registration Statement.

Respectfully submitted,

JOHN T. BOYD COMPANY

By:	/s/ Ronald L. Lewis
Name:	Ronald L. Lewis
Title:	Managing Director and COO